Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of the 5th day of September, 2017, between Jeffrey Peterson, an individual ("Executive"), and ACTIVECARE, INC., a Delaware corporation ("ActiveCare"). Executive and ActiveCare are sometimes collectively referred to herein as the "parties."
RECITALS
WHEREAS, ActiveCare is a corporation engaged in the business of monitoring individuals with diabetes; and
WHEREAS, Executive desires to obtain from ActiveCare certain benefits as set forth in this Agreement and ActiveCare desires to obtain from Executive a commitment to render services to ActiveCare and to provide various covenants relating to non-competition, intellectual property, non-disclosure and non-solicitation on the terms and conditions set forth in this Agreement, and Executive wishes to be employed by ActiveCare on such terms and conditions.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:
1. Employment.  ActiveCare hereby employs Executive in the position of Chief Executive Officer.
2. Term. The term of Executive's employment shall commence on the effective date of this Agreement and continue for an initial term of 2 year, unless sooner terminated as provided herein. Upon expiration of the initial term, the term of Executive's employment shall automatically renew on a year-to-year basis, unless and until terminated as provided herein.
3. Executive's Duties and Responsibilities.
3.1
Services with ActiveCare. During the term of Executive's employment, Executive shall be appointed as Chief Executive Officer and shall perform such duties as are commensurate with his position as Chief Executive Officer. The Executive may be asked to also serve as a director of ActiveCare during all or part of the Term of this Agreement. Executive shall not receive any additional compensation for serving on the Board of Directors (the "Board"). Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time by ActiveCare, in its discretion.  Further, shall Executive's duties, responsibilities, or title change, said agreement shall remain in full force and effect in its entirety, and specifically including Sections 4 and 7 of said agreement herein.

3.2
Performance of Duties. Executive agrees to serve ActiveCare faithfully and to the best of Executive's ability. Executive will spend his full-time effort performing his duties for ActiveCare.  Executive may set his own schedule, and is not required to be present for any set hours per day, week or month.

3.3
No Conflict.  Executive hereby confirms that he is under no contractual commitments inconsistent with Executive's obligations set forth in this Agreement and that during the term of this Agreement, Executive will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.  While Executive remains employed by ActiveCare, Executive may participate in outside business activities as described in section 3.5. and in reasonable charitable activities and personal investment activities so long as such activities do not interfere with the performance of Executive's obligations under this Agreement.

3.4
Location. Executive's principal office shall initially be located in Orem, Utah, subject to necessary travel requirements of his position and duties hereunder.  ActiveCare reserves the right to move Executive's principal office to a location within a 50 miles radius of said location.

4. Compensation.
4.1
Base Salary. During the term of this Agreement, ActiveCare shall pay to Executive an annual Base Salary in the amount of $360,000 in consideration for Executive service to ActiveCare. Executive shall be entitled to annual compensation reviews in which all aspects of his compensation shall be compared with Chief Executive Officer of similarly situated companies with the objective of providing the Executive with appropriate rewards and incentives.  In no event shall Executive's compensation be decreased.  Executive's salary shall be paid in accordance with the Company's regularly established payroll practice.  Executive's Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries.  Effective as of the date of any change to Executive's Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

4.2
Bonus Compensation.  Subject to the attainment of such individual and ActiveCare objectives as the Board of Directors of ActiveCare shall establish, the Executive will be awarded a cash and or stock bonus from time to time as determined by the Board of Directors of ActiveCare.

4.3	Long Term Incentive. Executive shall receive 1,500 shares of Series H Preferred Stock of ActiveCare Stock.
4.4
Participation in Benefit Plans. During the Term, the Executive and, to the extent eligible, his dependents, shall be entitled to participate in and receive all benefits under any Executive benefit plans and programs provided by ActiveCare (including without limitation, 401(k), medical, dental, disability, group life (including accidental death and dismemberment) and business travel insurance plans and programs) to full-time senior management personnel of ActiveCare, subject, however, to the terms and conditions of the various plans and programs in effect from time to time.

4.5
Expenses. ActiveCare agrees to pay or to reimburse the Executive during the Term for all reasonable, ordinary and necessary vouchered business or entertainment expenses incurred in the performance of his services hereunder in accordance with the policy of ActiveCare as from time to time in effect.

4.6
Personal Time Off. Executive will be entitled to, and as described in the Executive Handbook, personal days off during each calendar year. The Executive shall accrue paid personal time off days in accordance with the personal time off days policy of ActiveCare applicable generally to Executives of ActiveCare in effect from time to time.

4.7
Benefit Program Changes. Notwithstanding anything contained herein to the contrary, ActiveCare reserves the right to modify, amend or terminate any Executive benefit plan or policy as it deems appropriate in its discretion; provided that unless required by law, ActiveCare shall not amend, modify or terminate any such plan or policy in a manner that treats the Executive differently from other similarly situated Executives.

4.8
Withholdings. All compensation, including without limitation the salary and bonus, paid to the Executive shall be subject to applicable tax withholding requirements as are required by federal, state and local laws, including, but not limited to, federal, state, and local income taxes, FICA and Medicare, and such other sums on which ActiveCare and Executive may agree from time-to-time in writing.

5. Confidential Information.  Except as permitted or directed by the Board, during the term of Executive's employment or at any time thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of ActiveCare) any confidential or secret knowledge or information of ActiveCare that Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of Executive's employment by ActiveCare (including employment by ActiveCare prior to the date of this Agreement), whether developed by Executive or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of ActiveCare, any customer or supplier lists of ActiveCare, any confidential or secret development or research work of ActiveCare, or any other confidential information or secret aspects of the business of ActiveCare.  Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of ActiveCare and represents a substantial investment of time and expense by ActiveCare, and that any disclosure or other use of such knowledge or information other than for the exclusive benefit of ActiveCare would be wrongful and would cause irreparable harm to ActiveCare.  Both during and after the term of Executive's employment, Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to ActiveCare.  The foregoing obligations of confidentiality shall not apply to any knowledge or information that is (a) now made generally available to the public; (b) subsequently becomes generally publicly known in the form in which it was obtained from ActiveCare, other than as a direct or indirect result of the breach of this Agreement by Executive; or (c) was known to or held by Executive prior to disclosure thereof by ActiveCare to Executive, as evidenced by pre-existing written documentation.
5.1
Good Faith Effort. Notwithstanding the foregoing, in the event that Executive has knowledge of secret, confidential and/or proprietary information to which ActiveCare has a claim, then Executive shall not be liable to ActiveCare pursuant to the provisions of this Agreement for any disclosures of such information, if Executive makes a good faith attempt to maintain the information as secret, confidential and/or proprietary.

5.2
Right to Pursue "Outside Activities".  Notwithstanding anything else contained in this Agreement and unless subsequently agreed by ActiveCare and Executive in writing, Executive shall not be prohibited from engaging in other Outside Activities during the term of this Agreement, or after termination of the Agreement, and ActiveCare shall not be entitled to damages, or other relief, by virtue of the fact that Executive is or continues to engage in University or other Outside Activities.

6. Noncompetition Covenant.
6.1 Agreement Not to Compete.  During the term of Executive's employment with ActiveCare Executive agrees to not compete in any manner in which ActiveCare engages in.
6.2 Geographic Extent of Covenant.  The obligations of Executive under Section 6.1 shall apply to any geographic area in which ActiveCare (i) has engaged in business during the term of this Agreement through production, promotional, sales or marketing activity, or otherwise, or (ii) has otherwise established its goodwill, business reputation or any customer or supplier relations.
6.3 Acknowledgment.  Executive agrees that the restrictions and agreements contained in this Section 6 are reasonable and necessary to protect the legitimate interests of ActiveCare and that any violation of this Section 6 will cause substantial and irreparable harm to ActiveCare that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of this Section 6.
6.4 Blue Pencil Doctrine.  If the duration or geographical extent of, or business activities covered by, this Section 6 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable.  Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

7. Termination of Employment.
7.1
Termination for Cause. This Agreement may be terminated by ActiveCare immediately and without notice only upon the occurrence of any of the following events (each of which shall constitute "Reasonable Cause" for termination):

a.
 Executive commits any act of gross negligence, fraud, dishonesty, or willful violation of any law or material violation of any significant written policy of ActiveCare that causes any harm to ActiveCare;

b.	Conviction of Executive of a felony or serious crime involving moral turpitude;
c.	Repeated drunkenness or illegal narcotic drug use by Executive;
d.
Failure to substantially perform the duties reasonably assigned to Executive, or any intentional refusal without compelling reason by Executive to discharge Executive's job responsibilities and/or respond to ActiveCare's legitimate job-related requests, insofar as such responsibilities and/or requests do not contravene law;

e.	Any excessive and unexcused absenteeism by Executive;
f.	Failure to cooperate in an investigation conducted and/or undertaken by ActiveCare or a governmental agency which has reasonable and legitimate objectives; and
g.
Except as otherwise authorized by the terms of this Agreement, any act of intentional conflict of interest by Executive to ActiveCare which has the potential to cause economic and/or other damage to ActiveCare.

7.2	Voluntary Termination. The Executive may, with three months' notice, terminate this Agreement at any time.
Upon the termination of the employment of the Executive with ActiveCare pursuant to this Section 7.2, the Executive shall be entitled to receive, subject to any offsets, amounts as defined by Section 7.5 (a), (b), (c), and (d). In addition, Executive's unit options shall be governed by Section 7.5 (e).
7.3 Death or Disability. In the event the Executive shall be unable to perform his duties hereunder for a period of more than one hundred and twenty (120) days by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability (all such causes being herein referred to as "disability"), ActiveCare shall have the right to terminate Executive's employment hereunder as at the end of any calendar month during the continuance of such disability upon at least 60 days' prior written notice to him. This provision shall comply with those rights to which Executive may be entitled under the Americans with Disabilities Act, Family Medical Leave Act, or other federal, state, or local laws.  In the event of the Executive's death, the Date of Termination shall be the date of such death.

In the event the Executive's employment terminates pursuant to this Section 7.3, the Executive, or in the case of his death, the Executive's estate, shall be entitled to receive, subject to any offsets, amounts as defined by Section 7.5 (a), (b), (c), (d) and (f). In addition, Executive's unit options, if any, shall be governed by Section 7.5 (e).

Except as provided in this Section 7.3, ActiveCare shall have no further liability to the Executive or the Executive's heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amount of whatever nature.

7.4. Constructive Termination. In the event Executive terminates his employment as a result of a Constructive Termination (defined below), Executive shall be entitled to compensation, subject to any offsets, as set forth in Section 7.5 (a), (b), (c), (d), (f) and (i). Executive's unit options shall be governed by the provisions of Section 7.5 (g). In addition, Executive shall be entitled to the severance compensation as set forth in Section 7.5 (h).

A "Constructive Termination" will exist in the event the Executive terminates his employment with ActiveCare after ActiveCare:  (i) materially breaches this Agreement, which breach is not cured within 10 days following written notice from Executive; (ii) changes Executive's title, working conditions or duties such that Executive's powers are diminished, reduced or otherwise changed to include powers, duties, or working conditions which are not materially consistent with title, continuing after written notice and 10 days to cure; (iii) commits acts that would cause Executive to commit fraudulent acts or expose Executive to criminal liability; (iv) involuntarily relocates the Executive's primary place of employment beyond the location as defined in Section 1.2;  (v) merges with or is acquired by another person or entity, or another person or entity, directly or indirectly, acquires sufficient power or control to direct the  activities of ActiveCare, and ActiveCare fails to obtain the assumption in writing of its obligations to perform this Agreement by any within 15 days after the occurrence of the transaction resulting in such. For the purpose of this definition, "control" shall also mean the ability to cause any decision to be taken of or by ActiveCare through ownership of units, voting rights or control of the management; or (vi) ActiveCare decides to abandon or significantly change the direction of its scientific research and/or development, contrary to the direction advocated by Executive.

Except as provided in this Section 7.4, ActiveCare shall have no further liability to the Executive or the Executive's heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amount of whatever nature.

7.5. Termination Settlement. The specific consideration due the Executive is controlled by the nature of the termination as defined in the above Sections. In each instance, calculations will be based on Date of Termination.

a. Any earned but unpaid salary compensation;

b. Any earned but unpaid cash bonus;

c. Any unused accrued vacation;

d. Any unpaid reimbursable expenses;

e. Subject to such terms and conditions as expressly required by the applicable unit plans, (i) all vested unit options shall remain exercisable for a ninety (90) days (ii) all unvested unit options shall be forfeited, and (iii) all unvested units, shall be forfeited notwithstanding any contrary provisions in the unit grant;

f. A pro rata annual incentive award for the year in which Executive's termination occurs, based on the maximum award opportunity for such year, payable in a single installment;

g. Full vesting of any outstanding long-term incentive awards, unit options and restricted units, granted to Executive under any long-term incentive plan or plans of ActiveCare in which Executive has participated;

h. A lump sum severance payment in an amount equal to twice the Executive's Base Salary.  This amount is to be paid within thirty (30) days of the termination of Executive's employment.

i. Continued medical insurance for eighteen (18) months, paid for entirely by ActiveCare.

j. All personal guarantees made by Executive on and in behalf the of ActiveCare shall be fully satisfied in all aspects, with no remaining personal guarantees by Executive to be remaining after 14 days of termination, by either voluntary or cause.

7.6. Base Salary for Severance Benefit Determinations.  Base salary shall be the highest received cash compensation by Executive over the last five years.

7.7 New Employment. Executive shall inform ActiveCare of the identity of any new employer promptly (no more than twenty-four (24) hours) after accepting new employment and shall inform ActiveCare of all changes in employment for one (1) year following the termination, for any reason, of Executive's employment with ActiveCare.  The acceptance of new employment by Executive does not mitigate ActiveCare's obligations under this agreement.  ActiveCare may serve notice on any future employer of Executive that Executive has been exposed to secret, confidential or proprietary information, that Executive is subject to the terms of this Agreement, and that Executive has continuing obligations to ActiveCare under this Agreement.

7.8 Resignation and Cooperation.  Upon termination of Executive's employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.  Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other Executives.  Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive's employment by the Company.
7.9
Surrender of Records and Property.  Upon termination of Executive's employment with ActiveCare, Executive shall promptly deliver to ActiveCare all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of ActiveCare, and all other property, trade secrets and confidential information of ActiveCare, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of ActiveCare, which in any of these cases are in Executive's possession or under Executive's control.

8. Settlement of Disputes.
8.1
Resolution of Certain Claims—Injunctive Relief.  Executive acknowledges that it would be difficult to fully compensate ActiveCare for damages resulting from any breach by him of the provisions of this Agreement.  Accordingly, Executive agrees that, in addition to, but not to the exclusion of any other available remedy, ActiveCare shall have the right to enforce the provisions of Sections 5, 6, 7, and 8) by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefore, and without the necessity of proving actual damages.

8.2
Venue.  Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Utah, Utah County.  Executive waives any right Executive may have to transfer or change the venue of any litigation brought against the Executive by ActiveCare.

9. Miscellaneous Provision.
9.1 Waiver.  The parties hereby shall not be deemed to have waived any of their respective rights under this Agreement unless such waiver is in writing and signed by such waiving party.
9.2  Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if given in writing and sent by mail, postage prepaid, return receipt requested, or via hand delivery or overnight courier, to Executive at the last address given for Executive on file with ActiveCare, or to ActiveCare at its principal office.  Such notice shall be deemed complete upon receipt or upon refusal of such delivery as evidenced by the receipt from the postal service or courier.
9.3	Amendment. No amendment or extension of this Agreement shall be deemed effective unless or until executed in writing by the parties hereto.
9.4	Governing Law. This Agreement shall be governed by the laws of the State of Utah without giving effect to the conflict of law provisions thereof.
9.5	Binding Upon Heirs. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors, heirs, personal representative and permitted assigns.
9.6
Notice. Any notice given to Executive pursuant to this Agreement shall be sufficiently given if sent to Executive by registered or certified mail addressed to the Executive at such address as Executive shall have designated in writing to ActiveCare. Any notice given to ActiveCare pursuant to this Agreement shall be sufficiently given if sent to ActiveCare by registered or certified mail to ActiveCare at such address as ActiveCare shall have designated in writing to Executive.

9.7
Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be finally settled under the Commercial Arbitration Rules of AAA the arbitration shall be conducted before one (1) arbitrator selected by mutual agreement of ActiveCare and Executive; if no agreement is made within ten (10) business days from the date a demand for arbitration was filed with the AAA, ActiveCare and Executive shall request a list of at least seven (7) arbitrators from AAA, and the parties shall alternately strike a name from the list until one name is left. The arbitration shall otherwise be conducted as follows:

a. The arbitration hearing shall take place no later than ninety (90) days following the AAA's notice of the selection of an arbitrator;

b. Discovery shall be permitted, including depositions, interrogatories, requests for admissions, or production of documents, as determined by the arbitrator;

c. The arbitrator shall give his/her decision in writing, after the conclusion of the proceeding. The arbitrator may request that the parties submit post-hearing briefs.

d. Any arbitration proceeding under this Agreement shall (1) be conducted in such a manner that the proprietary or confidential information of ActiveCare remains protected, and (2) occur in Salt Lake City, Utah; and

e. The decision of the arbitrator is final and binding, but is subject to review pursuant to the laws of the State of Utah.

9.8
Attorney Fees and Costs.  If there is a default hereunder, the defaulting party shall pay the attorney fees, legal expenses and costs of the non-defaulting party incurred in enforcing the terms of this Agreement or obtaining appropriate legal relief for such breach.

9.9
Nonassignability.  This Agreement and the rights and obligations of the parties hereto may not be assigned by any party without obtaining the prior written consent of the other, and the parties expressly agree that any attempt to assign the rights of any party hereunder without such consent shall be null and void.

9.10
Integration; Severability.  This Agreement supersedes any and all other employment agreements, oral or written, between the parties.  If any provision of this Agreement is held by a court and competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

9.11
Authority. Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

9.12	Counterparts. This Agreement may be executed in more than one counterpart, and each executed counterpart shall be considered as the original.
9.13
Further Actions.  Each of the parties agree that it shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are consistent with the terms hereof.

EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE'S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above to be effective on the Effective Date.
ACTIVECARE:

By:  ______________________________________

Its:  ______________________________________

EXECUTIVE:

__________________________________________
Jeffrey Peterson

Addendum #1
To The Employment Agreement
Between ActiveCare and Jeffrey Peterson
Dated September 5, 2017

Effective this 12th day of October, 2017 that should Executive's title change and/or duties, specifically referencing section 7.4.ii in relation to constructive termination, are hereby waived by Executive.  The Employment Agreement in its entirety shall remain in full force and effect with the one stated alteration above.

Further, by way of clarification, Executive's compensation was verbally agreed to in the board meeting on July 7, 2016 when he became CEO, which served as the basis of his compensation within the Employment Agreement under section 4.1.

__________________________

Robert Welgos
Board Member

__________________________

Jeffrey Peterson
Executive